EXHIBIT 23.1

CONSENT OF SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form SB-2, Amendment No. 2, of our reports (1) dated February 12, 2007 appearing in the Annual Report on Form 10-KSB/A of U.S. Dry Cleaning Corporation for the year ended September 30, 2006 and (2) dated February 9, 2007 on Cleaners Club, Inc. for the two years ended December 31, 2006 appearing in Form 8-K/A expected to be filed on our about March 28, 2007. We also consent to the use of our name as it appears under the caption “Experts.”

/s/ Squar, Milner, Peterson, Miranda & Williamson, LLP

Newport Beach, California
March 28, 2007